Exhibit 10.1

INDEMNIFICATION AGREEMENT

This Agreement is made as of the          day of April, 2011, among Bank of the Ozarks, Inc., an Arkansas corporation (the “Corporation”), and                      (“Indemnitee”), with reference to the following facts:

RECITALS

A. The Corporation recognizes that competent and experienced persons are increasingly reluctant to serve or to continue to serve as directors or officers of corporations unless they are protected by comprehensive liability insurance or indemnification, or both, due to increased exposure to litigation costs and risks resulting from their service to such corporations, and due to the fact that the exposure frequently bears no reasonable relationship to the compensation of such officers and directors.

B. The Corporation’s Bylaws require the Corporation to indemnify its officers and directors to the fullest extent permitted by the Arkansas Business Corporation Act of 1987, as amended, Arkansas Code Section 4-27-101 et seq. (the “Act”), under which Act the Corporation is organized. The Bylaws expressly provide that the indemnification provisions set forth therein are not exclusive, and contemplate that contracts may be entered into between the Corporation and its officers and directors with respect to indemnification.

C. Section 850 of the Act (Arkansas Code Section 4-27-850) empowers the Corporation to indemnify its officers, directors, employees and agents by agreement and to indemnify persons who serve, at the request of the Corporation, as the directors, officers, employees or agents of other corporations or enterprises, and expressly provides that the indemnification provided in Section 850 is not exclusive;

D. Section 202(b)(3) of the Act (Arkansas Code Section 202(b)(3)) allows a corporation to include in its articles of incorporation a provision eliminating or limiting the personal liability of a director for monetary damages in respect of claims by shareholders or the corporation for breach of certain fiduciary duties, and the Corporation has so provided in its Articles of Incorporation that each director shall be exculpated from such liability to the maximum extent permitted by law;

E. The Board of Directors has determined that contractual indemnification as set forth herein is not only reasonable and prudent but also promotes the best interests of the Corporation and its shareholders;

F. The Corporation desires and has requested Indemnitee to serve or continue to serve as an officer and/or director of the Corporation and/or its subsidiaries free from undue concern for unwarranted claims for damages arising out of or related to such services to the Corporation and/or its subsidiaries; and

G. Indemnitee is willing to serve, continue to serve or to provide additional service for or on behalf of the Corporation and/or its subsidiaries on the condition that Indemnitee is furnished the indemnity provided for herein.

AGREEMENT

In order to induce Indemnitee to continue to serve as an officer and/or director for the Corporation and/or its subsidiaries, and in consideration for such continued service, the Corporation hereby agrees to indemnify Indemnitee as follows:

1. Indemnification Generally. To the fullest extent permitted by the laws of the State of Arkansas:

a.	The Corporation shall indemnify Indemnitee if Indemnitee was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that Indemnitee is or was or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of the Corporation, or while serving as a director or officer of the Corporation, is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent (which, for purposes hereof, shall include a trustee, partner or manager or similar capacity) of another corporation, partnership, joint venture, trust, employee benefit plan, limited liability company or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. For the avoidance of doubt, the foregoing indemnification obligation includes, without limitation, claims for monetary damages against Indemnitee in respect of an alleged breach of fiduciary duties, to the fullest extent permitted under Section 202(b)(3) of the Act as in existence on the date hereof.

b.	The indemnification provided by this Section 1 shall be from and against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with such action, suit or proceeding and any appeal therefrom, but shall only be provided if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful.

c.	Notwithstanding any other provision of this Agreement to the contrary, to the extent that Indemnitee is, by reason of Indemnitee’s position with respect to the Corporation or any corporation, partnership, joint venture, trust, employee benefit plan, limited liability company or other enterprise in which Indemnitee is or was serving or has agreed to serve at the request of the Corporation, a witness or otherwise participates in any action, suit or proceeding at a time when Indemnitee is not a party in the action, suit or proceeding, the Corporation shall indemnify Indemnitee against all expenses (including attorneys’ fees) actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith.

d.	The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that Indemnitee’s conduct was unlawful.

2. Subrogation. In the event of payment under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be reasonably necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.

3. Limitations on Indemnification. Notwithstanding the provisions of Section 1, the Corporation shall not be liable under this Agreement to make any payment in connection with any claim made against the Indemnitee:

a.	for which payment is actually made to the Indemnitee under a valid and collectible insurance policy, except in respect of any excess beyond the amount of payment under such insurance;

b.	for which the Indemnitee is entitled to indemnity and/or payment by reason of having given notice of any circumstance which might give rise to a claim under any policy of insurance, the terms of which have expired prior to the effective date of this Agreement;

c.	for which the Indemnitee is indemnified by the Corporation otherwise than pursuant to this Agreement;

d.	based upon or attributable to the Indemnitee gaining in fact any remuneration, personal profit or advantage to which he was not legally entitled;

e.	for an accounting of profits made from the purchase or sale by the Indemnitee of securities of the Corporation within the meaning of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any state statutory law or common law;

f.	brought about or contributed to by the dishonesty of Indemnitee; provided however, notwithstanding the foregoing, Indemnitee shall be protected under this Agreement as to any claims upon which suit may be brought against him by reason of any alleged dishonesty on his part, unless a judgment or other final adjudication thereof adverse to Indemnitee shall establish that he committed acts of active and deliberate dishonesty with actual dishonest purpose and intent which were material to the cause of action so adjudicated; or

g.	if a final decision by a court having jurisdiction in the matter shall determine that such payment is not lawful.

4. Contribution. If the indemnification provided hereunder is unavailable and may not be paid to Indemnitee for any reason other than those set forth in paragraphs (a) through (f) of Section 3, then in respect of any threatened, pending or completed action, suit or proceeding in which the Corporation is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), the Corporation shall contribute to the amount of damages, judgments, fines, amounts paid in settlement and expenses paid or payable by Indemnitee in such proportion as is appropriate to reflect (i) the relative benefits received by the Corporation on the one hand and Indemnitee on the other hand from the transaction from which such action, suit or proceeding arose, and (ii) the relative fault of the Corporation on the one hand and of Indemnitee on the other in connection with the events which resulted in such damages, judgments, fines, amounts paid in settlement and expenses, as well as any other relevant equitable considerations. The relative fault of the Corporation on the one hand and of Indemnitee on the other shall be determined by reference to, among other things, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent the circumstances resulting in such expenses, judgments, fines or settlement amounts. The Corporation agrees that it would not be just and equitable if contribution pursuant to this Section 4 were determined by pro rata allocation or any other method of allocation which does not take account of the foregoing equitable considerations.

5. Procedure for Indemnification. Promptly after receipt by Indemnitee of notice of the commencement of any action, suit or proceedings, Indemnitee will, if a claim in respect thereof is to be made against the Corporation under this Agreement, notify the Corporation of the commencement thereof, but the omission so to notify the Corporation will not relieve the Corporation from any liability which it may have to Indemnitee otherwise than under this Agreement with respect to any such action, suit or proceedings as to which Indemnitee notifies the Corporation of the commencement thereof. In connection with any such action, suit or proceedings:

a.	the Corporation will be entitled to participate therein at its own expense;

b.	except as otherwise provided below, to the extent that it may wish, the Corporation jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof; with counsel satisfactory to Indemnitee. After notice from the Corporation to Indemnitee of its election so as to assume the defense thereof; the Corporation will not be liable to Indemnitee under this Agreement for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ its counsel in such action, suit or proceedings but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Corporation and Indemnitee in the conduct of the defense of such action or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel shall be at the expense of the Corporation. The Corporation shall not be entitled to assume the defense of any action, suit or proceedings brought by or on behalf of the Corporation or as to which Indemnitee shall have made the conclusion provided for in (ii) above; and

c.	the Corporation shall not be liable to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Corporation shall not settle any action or claim in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold its consent to any proposed settlement.

6. Advance Payment of Expenses. In the event that Indemnitee employs his own counsel pursuant to Section 5(b)(i) through (iii) above, the Corporation shall advance to Indemnitee, prior to any final disposition of any threatened or pending claim, action, suit or proceedings, whether civil, criminal, administrative or investigative, any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such claim, action, suit or proceedings within ten (10) days after receiving copies of invoices presented to Indemnitee for such expenses. Indemnitee agrees that Indemnitee will reimburse the Corporation for all reasonable expenses paid by the Corporation in defending any civil or criminal claim, action, suit or proceedings against Indemnitee in the event and only to the extent that a final decision by a court having jurisdiction in the matter shall determine that it is unlawful for Indemnitee to be indemnified by corporation for such expenses.

7. Death of Indemnitee. If Indemnitee would have been entitled to indemnification under any provision of this Agreement while living, but Indemnitee is deceased at the time any claim, action, suit or proceeding is commenced that would give rise to such indemnification, the Corporation shall indemnify Indemnitee’s estate and his or her spouse, heirs, administrators and executors against, and the Corporation shall assume any and all costs, charges and expenses (including attorneys’ fees), penalties and fines actually and reasonably incurred by or for Indemnitee or his or her estate in connection with the investigation, defense, settlement or appeal of any such claim, action, suit or proceeding. Further, when requested in writing by the spouse of Indemnitee and/or the heirs, executors or administrators of Indemnitee’s estate, the Corporation shall provide appropriate evidence of the Corporation’s agreement set out herein to indemnify Indemnitee against and to assume itself such costs, charges, liabilities and expenses.

8. Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Corporation for some or a portion of the cost, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement by him or her in the investigation, defense, appeal or settlement of such suit, action or proceeding but not, however, for all of the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee as to the portion thereof to which Indemnitee is entitled.

9. Non-Exclusivity. The indemnification and advance payment of expenses as provided by any provision of this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may be entitled under any provision of law, any Policy (as defined herein), the Corporation’s Articles of Incorporation or Bylaws, this or any other agreement, vote of shareholders or disinterested directors, or otherwise, as to action in his or her official capacity, and shall continue after Indemnitee has ceased to occupy such position and shall inure to the benefit of the heirs, executors and administrators of Indemnitee.

10. No “Contractual Liability”. This Agreement shall not be construed so as to give rise to a “contractual liability” which is excluded by any Policy. Each and every term hereof is enforceable by the Indemnitee solely as to amounts (i) in excess of the limits of any Policy with respect to costs, charges and expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement for which coverage is in effect under any Policy, (ii) used under any Policy as a “deductible” amount and (iii) which none of any Policy and the other liability insurance policies of the Corporation clearly covers for the Indemnitee as insured thereunder; however, in any case in which the Corporation believes a Policy or its other insurance should cover a loss, cost or expense, the Corporation may make a contingent advance of monies pursuant to the terms hereof without admission, waiver or prejudice to its position that the Policy or the Corporation’s other insurance covers the loss, cost or expense.

11. Purpose/Inducement. The Corporation expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on the Corporation hereby in order to induce Indemnitee to continue with the Corporation and/or its subsidiaries in the capacity or capacities as set forth in the recitals to this Agreement, and acknowledges that Indemnitee is relying upon this Agreement in continuing in such capacity or capacities. In the event Indemnitee is required to bring any action to enforce rights or to collect monies due under this Agreement and is successful in such action, the Corporation shall reimburse Indemnitee for all of Indemnitee’s reasonable fees and expenses in bringing and pursuing such action.

12. Certain Definitions. Unless the context otherwise clearly indicates to the contrary, the following terms as used in this Agreement shall have the respective meanings set forth below.

a.	The term “action, suit or proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative.

b.	The term “expenses” shall be broadly and reasonably construed and shall include, without limitation, all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements, appeal bonds, other out-of-pocket costs and reasonable compensation for time spent by Indemnitee for which Indemnitee is not otherwise compensated by the Corporation or any third party, provided that the rate of compensation and estimated time involved is approved by the Board, which approval shall not be unreasonably withheld), actually and reasonably incurred by Indemnitee in connection with either the investigation, defense or appeal of a proceeding or establishing or enforcing a right to indemnification under this Agreement, Section 850 of the Act or otherwise.

c.	The term “judgments, fines and amounts paid in settlement” shall be broadly construed and shall include, without limitation, all direct and indirect payments of any type or nature whatsoever (including, without limitation, all penalties and amounts required to be forfeited or reimbursed to the Corporation), as well as any penalties or excise taxes assessed on a person with respect to an employee benefit plan.

d.	The term “Corporation” shall include, without limitation and in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan, limited liability company or other enterprise, shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

e.	A person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Agreement.

f.	The term “Person” means any one (or more) individual or natural person or any one (or more) corporation, firm, joint venture, partnership, proprietorship, business venture, government, governmental body, agency or instrumentality, estate, trust, association, limited liability company or other legal entity whatsoever or a group of same.

g.	The term “Policy” shall refer to any insurance policy or coverage obtained with respect of potential liabilities of directors and officers of the Corporation.

13. Severability. Each of the provisions of this Agreement is a separate and distinct agreement and independent of the others, so that if any provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or enforceability shall not affect the validity or enforceability of the other provisions hereof.

14. Supersedes Prior Agreement. This Agreement supersedes any prior indemnification agreement between Indemnitee and the Corporation or its predecessors.

15. Governing Law. This Agreement shall be interpreted and enforced in accordance with the internal laws of the State of Arkansas without regard for the principles of conflict of laws.

16. Successors and Assigns. This Agreement shall be binding upon Indemnitee and upon the Corporation, its successors and assigns, and shall inure to the benefit of Indemnitee, his heirs, personal representatives and assigns and to the benefit of the Corporation, its successors and assigns.

17. Amendments. No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing, signed by both parties hereto.

18. Employment Rights. Nothing in this Agreement is intended to create in Indemnitee any right to employment or continued employment.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument, notwithstanding that both parties are not signatories to the original or same counterpart.

20. Headings. The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.

BANK OF THE OZARKS, INC.

By:
Name:
Title:

INDEMNITEE

Signature

Printed or Typed Name